EXHIBIT 99.1
FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 302
Iselin, NJ 08830
www.pharmoscorp.com

PHARMOS CORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF PROOF-OF-CONCEPT CLINICAL TRIAL OF LEVOTOFISOPAM FOR THE TREATMENT OF GOUT.

RAPID AND SIGNIFICANT REDUCTION IN URIC ACID OBSERVED IN ALL SUBJECTS.

Iselin, NJ, May 17, 2012 - Pharmos Corporation (OTC-PINK: PARS) today announced that it has successfully completed a proof-of-concept clinical trial using its compound levotofisopam (S-tofisopam) to treat patients with hyperuricemia and gout. This phase 2a trial was conducted at the Duke Clinical Research Unit of Duke University and the principal investigator was John Sundy, MD, PhD, an expert and key opinion leader in the treatment of gout. The trial was designed to assess the safety and efficacy of levotofisopam as a uric acid-lowering agent in patients with gout.

The trial enrolled 13 patients in an open label study with patients confined in the Duke facility.  The study enrolled patients with screening serum urate between 8 and 12 mg/dL. Subjects received a single dose of 50 mg on days 1 and 7 and 50 mg TID on days 2 through 6.  Levotofisopam was well tolerated. The mean reduction in serum urate was over 45%. All 13 patients were responders, and demonstrated a serum urate level of less than 6 mg/dL on day 7. Seven subjects achieved a serum urate level less than 4 mg/dL on day 7. Additionally there was an increase in the fractional excretion of urate, confirming the compound’s mechanism of action as a uricosuric agent that enhances urate excretion by the kidneys.

Commenting on the results of this Phase 2a trial, the principal investigator Dr. John Sundy said “monotherapy with levotofisopam was well tolerated and induced clinically important reductions in serum urate levels in all patients studied. These results support further development of levotofisopam for treating hyperuricemia in patients with gout.”

This trial follows two prior phase 1 clinical studies conducted by Vela Pharmaceuticals (merged with Pharmos in October 2006). In these studies, conducted in healthy volunteers in the United Kingdom and The Netherlands, levotofisopam treatment was generally well tolerated and was associated with a large and rapid reduction in serum uric acid values.

Commenting on the results, S. Colin Neill, President, stated “given that the compound is safe, and has been exposed to 90 subjects in total, levotofisopam should be an attractive compound for a pharmaceutical company to partner or license. Achieving a partnership is now our primary objective.”

Levotofisopam is the S-enantiomer of the racemic mixture RS-tofisopam, a well tolerated agent used for the treatment of a variety of disorders associated with stress or autonomic instability. Racemic tofisopam is not marketed in the U. S. but has been approved since 1974 and marketed in more than 20 other countries around the world.  Dextofisopam, the R-enantiomer, is being developed for the treatment of irritable bowel syndrome (IBS) and has completed testing through phase 2b in the U. S.

Pharmos believes levotofisopam has the potential to address a poorly served population of gout patients who respond inadequately to first-line treatment, and that this population represents a substantial global market.  Pharmos owns the rights to both R- and S-tofisopam, the two enantiomers of racemic tofisopam, through two US issued composition-of-matter patents. The Company is actively seeking a partnership to continue the clinical development of levotofisopam in gout.

About Levotofisopam

Levotofisopam is a small molecule that lowers serum uric acid in gout patients.  Unlike allopurinol, a generic medication commonly used to treat gout patients, and febuxostat (Uloric©), levotofisopam does not inhibit xanthine oxidase.  Although the mechanism by which it lowers uric acid has not been fully elucidated, available data indicate that levotofisopam has a uricosuric effect, lowering serum uric acid by increasing the excretion of uric acid by the kidneys. Thus levotofisopam could offer a mechanism of action complementary to that of xanthine oxidase inhibitors, and may have the potential to be used as a single agent or in combination with xanthine oxidase inhibitors in gout patients who fail to adequately respond to either drug.

About the Disease

Gout is a painful arthritis that develops when uric acid crystals accumulate in the tissues and joints as a result of an elevated blood concentration of urate.  Gout patients who suffer more than one gout attack generally require treatment with a uric acid-lowering therapy to control their disease.  Chronic hyperuricemia can lead to destructive gouty arthritis, formation of kidney stones, urate nephropathy, and /or tophi (crystal aggregates), which can produce grotesque malformations of hands, feet, or other portions of the body. Despite estimates of approximately 6 million gout sufferers in the U.S. alone, there have been only two new gout treatments approved by the FDA in over 40 years.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of metabolic and nervous system disorders, including gout, disorders of the brain-gut axis (e.g., Irritable Bowel Syndrome or IBS), pain/inflammation, and autoimmune disorders.  The Company's lead products are the two enantiomers of tofisopam. S-tofisopam (levotofisopam) is being investigated for the treatment of gout under a U.S. IND. R-tofisopam (dextofisopam) has been developed through Phase 2b for IBS in the U.S. There is a large unmet need for new therapeutic alternatives for the treatment of IBS, a chronic and sometimes debilitating condition that affects roughly 10-15% of U.S. adults, primarily women. Pharmos is seeking a partnership with another pharmaceutical company to further develop this promising compound for IBS as well as for levotofisopam after the current gout trial. The Company also has a proprietary technology platform centering on discovery and development of synthetic cannabinoid compounds, with a focus on CB2 receptor-selective agonists. Various CB2-selective compounds from Pharmos's pipeline have been the subject of completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease, and other disorders.  These are available for licensing/partnering.

Safe Harbor Statement
Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.
S. Colin Neill, President & CFO
(732)452-9556